As filed with the Securities and Exchange Commission on April 2, 2001.
                                                Registration No. 333--__________
================================================================================


                                  UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                    FORM S-8
                             REGISTRATION STATEMENT
                                    Under the
                             Securities Act of 1933

                           MERIT MEDICAL SYSTEMS, INC.
                           ---------------------------
             (Exact name of registrant as specified in its charter)

              Utah                                               87-0447695
              ----                                               ----------
(State or other jurisdiction of                               (I.R.S. Employer
 incorporation or organization)                              Identification No.)

                             1600 West Merit Parkway
                            South Jordan, Utah 84095
                            Telephone: (801) 253-1600
                            -------------------------
                    (Address of Principal Executive Offices,
                               including Zip Code)

    Merit Medical Systems, Inc. Highly Compensated Deferred Compensation Plan
                                       and
Merit Medical Systems, Inc. Select Highly Compensated Deferred Compensation Plan
                             (together, the "Plans")
--------------------------------------------------------------------------------
                            (Full title of the plan)

      Kent W. Stanger                                      Copy to:
  Chief Financial Officer                               Keith L. Pope
Merit Medical Systems, Inc.                   Parr Waddoups Brown Gee & Loveless
  1600 West Merit Parkway                     185 South State Street, Suite 1300
  South Jordan, Utah 84095                        Salt Lake City, Utah 84111
       (801) 253-1600                                   (801) 532-7840
--------------------------------------------------------------------------------
 (Name, address and telephone number, including area code, of agent for service)

                         CALCULATION OF REGISTRATION FEE
======================================== ================ =================== ====================== ===================
                                                               Proposed             Proposed
                                          Amount to be     Maximum Offering     Maximum Aggregate        Amount of
 Title of Securities to be Registered      Registered      Price per Share       Offering Price       Registration Fee
---------------------------------------- ---------------- ------------------- ---------------------- -------------------
Merit Medical Systems, Inc. Highly
Compensated Deferred Compensation Plan         (1)               N/A                   N/A                   $0
---------------------------------------- ---------------- ------------------- ---------------------- -------------------
Merit Medical Systems, Inc. Select
Highly Compensation Deferred                   (1)               N/A                   N/A                   $0
Compensation Plan
======================================== ================ =================== ====================== ===================

(1) The Deferred Compensation Obligations are unsecured obligations of Merit Medical Systems, Inc. to pay deferred compensation in the future in accordance with the terms of the Merit Medical Systems, Inc. Highly Compensated Deferred Compensation Plan and the Merit Medical Systems, Inc. Select Highly Compensated Deferred Compensation Plan, respectively. Pursuant to Rule 416(c) under the Securities Act of 1933, this registration statement registers an indeterminate amount of interests to be offered or sold pursuant to the employee benefit plans described herein.

                                     PART I

              INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS

Item 1.  Plan Information.
         ----------------

         Information required by Item 1 to be contained in the Section 10(a) prospectus is omitted from this Registration Statement in accordance with Rule 428 adopted under the Securities Act of 1933, as amended, and the Note to Part I of Form S-8.

Item 2.  Registrant Information and Employee Plan Annual Information.
         -----------------------------------------------------------

         Information required by Item 2 to be contained in the Section 10(a) prospectus is omitted from this Registration Statement in accordance with Rule 428 adopted under the Securities Act of 1933, as amended, and the Note to Part I of Form S-8.

                                     PART II

               INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3.  Incorporation of Documents by Reference.
         ---------------------------------------

         The following documents filed by Merit Medical Systems, Inc. (the "Registrant") with the Securities and Exchange Commission (the "SEC") are hereby incorporated by reference in this Registration Statement:

         (1) he Registrant's Annual Report on Form 10-K for the year ended December 31, 2000; and

         (2) The description of the Registrant's Common Stock contained in the Registrant's Registration Statement on Form 8-A, SEC File No. 000-18592, filed under the Securities Exchange Act of 1934, as amended (the "Exchange Act"), including any amendment or report filed under the Exchange Act for the purpose of updating such description.

         In addition, all documents subsequently filed by the Registrant pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act prior to the filing of a post-effective amendment which indicates that all securities offered have been sold or which deregisters all securities then remaining unsold, shall be deemed to be incorporated by reference in this Registration Statement and to be a part hereof from the date of filing of such documents. Any statement contained in a document incorporated by reference herein shall be deemed to be modified or superseded for purposes hereof to the extent that a statement contained herein (or in any other subsequently filed document which also is incorporated by reference herein) modifies or supersedes such statement. Any statement so modified or superseded shall not be deemed to constitute a part hereof except as so modified or superseded.

Item 4.  Description of Securities.
         -------------------------

         Under the Plans, the Registrant will provide eligible employees of the Registrant and its participating subsidiaries who are selected by the Registrant ("Executives") with the opportunity to agree in advance to the deferral of a specified percentage or portion of their salaries, commissions and other cash compensation. The amount of compensation to be deferred by each Executive will be determined in accordance with the Plans based on elections by each Executive.

         All amounts so deferred by an Executive will be credited to a hypothetical bookkeeping account ("Deferred Compensation Account") and treated as if invested in certain deemed investment alternatives chosen by the Executive from a list of investment benchmarks ("Investment Models") designated by the Registrant under the Plans. The Investment Models may include a deemed investment that approximates the rate of return on the Registrant's common stock. Each Deferred Compensation Account balance will be adjusted to reflect the investment experience, whether positive or negative, of the selected Investment Models.

         In addition, each calendar year, the Company may in its discretion credit an additional, hypothetical amount to each Executive's Deferred Compensation Account (a "Matching Contribution") equal to a Registrant-designated percentage or portion of the Executive's elective deferrals under the Plans for the year. Matching Contributions are subject to forfeiture if the Executive violates specified noncompetition requirements.

         Amounts credited to an Executive's Deferred Compensation Accounts are payable to the Executive on termination of employment or, if earlier, upon the attainment of an age that the Executive selects at the time of the deferral. Distributions may be made singly or in installments, as elected by the Executive at the time of deferral. Under certain circumstances and subject to certain penalties, Executives may later accelerate distribution or select an alternate form of distribution.

         The obligations of the Registrant under the Plans (the "Obligations") will be unsecured general obligations of the Registrant to pay the deferred compensation in the future in accordance with the terms of the Plans, and will rank pari passu with other unsecured and unsubordinated indebtedness of the Registrant from time to time outstanding. The Obligations will be denominated and be payable in United States dollars.

         Upon a change in control as defined in the Plans, the Registrant is required to establish a trust (the "Trust") and contribute to that Trust the amount needed to fully fund the Obligations. All rights of Executives under the Trust will remain unsecured contractual claims subject to the claims of the Registrant's creditors in the event of the Registrant's insolvency.

         An Executive's right or the right of any other person to the Obligations cannot be assigned, alienated, transferred, pledged or encumbered except by a written designation of a death beneficiary under the Plans, by written will, or by the laws of descent and distribution.

         The Obligations are not subject to redemption, in whole or in part, prior to the individual payment dates specified by each Executive except upon the Executive's earlier termination of employment. However, the Registrant reserves the right to amend or terminate the Plans at any time, except that no such amendment or termination shall adversely affect the right of an Executive to the balance of his or her Deferred Compensation Account as of the date of such amendment or termination.

Item 5.  Interests of Named Experts and Counsel.
         --------------------------------------

         Not applicable.

Item 6.  Indemnification of Directors and Officers.
         -----------------------------------------

         Section 16-10a-902 ("Section 902") of the Utah Revised Business Corporation Act (the "Revised Act") provides that a corporation may indemnify any individual who was, is, or is threatened to be made a named defendant or respondent (a "Party") in any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative and whether formal or informal (a "Proceeding"), because he is or was a director of the corporation or is or was serving at its request as a director, officer, partner, trustee, employee, fiduciary or agent of another corporation or other person or of an employee benefit plan (an "Indemnified Director"), against any obligation incurred with respect to a Proceeding, including any judgment, settlement, penalty, fine or reasonable expenses (including attorneys' fees), incurred in the Proceeding if his conduct was in good faith, he reasonably believed that his conduct was in, or not opposed to, the best interests of the corporation, and, in the case of any criminal Proceeding, he had no reasonable cause to believe his conduct was unlawful; except that (i) indemnification under Section 902 in connection with a Proceeding by or in the right of the corporation is limited to payment of reasonable expenses (including attorneys' fees) incurred in connection with the Proceeding and (ii) the corporation may not indemnify an Indemnified Director in connection with a Proceeding by or in the right of the corporation in which the Indemnified Director was adjudged liable to the corporation, or in connection with any other Proceeding charging that the Indemnified Director derived an improper personal benefit, whether or not involving action in his official capacity, in which Proceeding he was adjudged liable on the basis that he derived an improper personal benefit.

         Section 16-10a-906 of the Revised Act provides that a corporation may not indemnify a director under Section 902 unless authorized and a determination has been made (by the board of directors, a committee of the board of directors or by the stockholders) that indemnification of the director is permissible in the circumstances because the director has met the applicable standard of conduct set forth in Section 902.

         Section 16-10a-903 ("Section 903") of the Revised Act provides that, unless limited by its articles of incorporation, a corporation shall indemnify a director who was successful, on the merits or otherwise, in the defense of any Proceeding, or in the defense of any claim, issue or matter in the proceeding, to which he was a Party because he is or was a director of the corporation, against reasonable expenses (including attorneys' fees) incurred by him in connection with the Proceeding or claim.

         In addition to the  indemnification  provided by Sections  902 and 903,
Section 16-10a-905 ("Section 905") of the Revised Act provides that, unless otherwise limited by a corporation's articles of incorporation, a director may apply for indemnification to the court conducting the Proceeding or to another court of competent jurisdiction. On receipt of an application and after giving any notice the court considers necessary, (i) the court may order mandatory indemnification under Section 903, in which case the court shall also order the corporation to pay the director's reasonable expenses to obtain court-ordered indemnification, or (ii) upon the court's determination that the director is fairly and reasonably entitled to indemnification in view of all the relevant circumstances and regardless of whether the director met the applicable standard of conduct set forth in Section 902, the court may order indemnification as the court determines to be proper, except that indemnification with respect to certain Proceedings resulting in a director being found liable for certain actions against the corporation may be limited to reasonable expenses (including attorneys' fees) incurred by the director.

         Section 16-10a-904 ("Section 904") of the Revised Act provides that a corporation may pay for or reimburse the reasonable expenses (including attorneys' fees) incurred by a director who is a Party to a Proceeding in advance of the final disposition of the Proceeding if (i) the director furnishes the corporation a written affirmation of his good faith belief that he has met the applicable standard of conduct described in Section 902, (ii) the director furnishes to the corporation a written undertaking, executed personally or in his behalf, to repay the advance if it is ultimately determined that he did not meet the required standard of conduct, and (iii) a determination is made that the facts then known to those making the determination would not preclude indemnification under Section 904.

         Section 16-10a-907 of the Revised Act provides that, unless a corporation's articles of incorporation provide otherwise, (i) an officer of the corporation is entitled to mandatory indemnification under Section 903 and is entitled to apply for court ordered indemnification under Section 905, in each case to the same extent as a director, (ii) the corporation may indemnify and advance expenses to an officer, employee, fiduciary or agent of the corporation to the same extent as a director, and (iii) a corporation may also indemnify and advance expenses to an officer, employee, fiduciary or agent who is not a director to a greater extent than the right of indemnification granted to directors, if not inconsistent with public policy, and if provided for by its articles of incorporation, bylaws, general or specific action of its board of directors or contract.

         The Registrant's Bylaws provide that the Registrant shall, to the fullest extent permitted, and in the manner required by the law of the State of Utah, indemnify an individual made, or threatened to be made a party to a proceeding because he is or was a director, officer, employee or agent of the Registrant or of another enterprise at the request of the Registrant.

         The Registrant's Articles of Incorporation, as amended and restated, provide that to the fullest extent permitted by the Revised Act or any other applicable law as now in effect or as it may hereafter be amended, a director of the Registrant shall not be personally liable to the Registrant or its Shareholders for monetary damages for any action taken or any failure to take any action, as a director. The extent to which the Revised Act permits director liability to be eliminated is governed by Section 16-10a-841 of the Revised Act, which provides that the liability of a director may not be eliminated or limited for (i) the amount of financial benefit received by a director to which he is not entitled; (ii) an intentional infliction of harm on the corporation or its shareholders; (iii) a violation of Section 16-10a-842 of the Revised Act which prohibits unlawful distributions by a corporation to its shareholders; or (iv) an intentional violation of criminal law.

         Indemnification may be granted pursuant to any other agreement, bylaw, or vote of shareholders or directors. In addition to the foregoing, the Registrant maintains insurance from commercial carriers against certain liabilities which may be incurred by its directors and officers.

         The foregoing description is necessarily general and does not describe all details regarding the indemnification of officers, directors or controlling persons of the Registrant.

Item 7.  Exemption from Registration Claimed.
         -----------------------------------

         Not applicable.

Item 8.  Exhibits.
         --------

         See the Exhibit Index on page 8.

Item 9.  Undertakings.
         ------------

         (a)      The undersigned Registrant hereby undertakes:

                  (1) To file, during any period in which offers or sales are being made of the securities registered hereby, a post-effective amendment to this Registration Statement to include any material information with respect to the plan of distribution not previously disclosed in this Registration Statement or any material change to such information in this Registration Statement.

                  (2) That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new Registration Statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

                  (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

         (b) The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the Registrant's annual report pursuant to Section 13(a) or Section 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan's annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in the Registration Statement shall be deemed to be a new Registration Statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

         (c) Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

                                   SIGNATURES

         Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of South Jordan, State of Utah on this 23rd day of March, 2001.

                                   MERIT MEDICAL SYSTEMS, INC.


                                   By /s/ Fred P. Lampropoulos
                                          Fred P. Lampropoulos
                                          President and Chief Executive Officer

                                POWER OF ATTORNEY

         We, the undersigned directors and/or officers of Merit Medical Systems, Inc. (the "Company"), hereby severally constitute and appoint Fred P. Lampropoulos, Chief Executive Officer, and Kent W. Stanger, Chief Financial Officer, and each of them individually, with full powers of substitution and resubstitution, our true and lawful attorneys, with full powers to them and each of them to sign for us, in our names and in the capacities indicated below, this Registration Statement on Form S-8 filed with the Securities and Exchange Commission, and any and all amendments to said registration statement (including post-effective amendments), and to file or cause to be filed the same, with all exhibits thereto and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys, and each of them, full power and authority to do and perform each and every act and thing requisite and necessary to be done in connection therewith, as fully to all intents and purposes as each of them might or could do in person, and hereby ratifying and confirming all that said attorneys, and each of them, or their substitute or substitutes, shall do or cause to be done by virtue of this Power of Attorney.

         Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities indicated below:

Signature                     Title                              Date
---------                     -----                              ----
                              Chairman of the Board,
/s/ Fred P. Lampropoulos      President and Chief Executive      March 23, 2001
------------------------      Officer
    Fred P. Lampropoulos


/s/ Kent W. Stanger           Secretary-Treasurer, Chief         March 23, 2001
-------------------           Financial Officer and Director
    Kent W. Stanger


/s/ Michael E. Stillabower    Director                           March 26, 2001
--------------------------
    Michael E. Stillabower

/s/ James J. Ellis            Director                           March 27, 2001
------------------
    James J. Ellis

/s/ Rex C. Bean               Director                           March 27, 2001
---------------
    Rex C. Bean

/s/ Richard W. Edelman        Director                           March 26, 2001
----------------------
    Richard W. Edelman

                           MERIT MEDICAL SYSTEMS, INC.

                                  EXHIBIT INDEX

  Regulation S-K
    Exhibit No.                              Description
--------------------   ---------------------------------------------------------
       4.1*            Articles of Incorporation as amended and restated.
                       (Incorporated herein by reference from the Form 10-Q filed by the Registrant for the Quarter ended June 30,
                       1996). Amendment to Articles of Incorporation which became effective June 18, 1997. (Incorporated herein by reference from the Form 10-Q filed by the Registrant for the Quarter ended June 30, 1997). Amendment to
                       Articles of Incorporation which became effective
                       September 11, 1997. (Incorporated herein by reference from the Form S-8 filed by the Registrant on December
                       3, 1999).

       4.2* Bylaws of the Registrant. (Incorporated by reference from the Form S-18 filed by the Registrant on October 19, 1989).

       5 Opinion of Parr Waddoups Brown Gee & Loveless, a professional corporation, as to the legality of the securities offered.

      23.1             Consent of Deloitte & Touche LLP.

      23.2 Consent of Parr Waddoups Brown Gee & Loveless, a professional corporation (included in Exhibit No. 5).

       24              Powers of Attorney (included on signature page hereto).
---------------------------------

*  Incorporated by reference.